Dated September 18, 2018

Filed Pursuant to Rule 433

Registration Statement No. 333-223141

Supplementing the Preliminary Prospectus Supplement Dated

September 18, 2018 and Prospectus Dated February 22, 2018

NATIONAL RETAIL PROPERTIES, INC.

Final Term Sheet

$400,000,000 of 4.300% Notes due 2028

$300,000,000 of 4.800% Notes due 2048

Issuer:	National Retail Properties, Inc.

Expected Ratings: (Moody’s / S&P / Fitch)[1]:	Baa1 / BBB+ / BBB+

Trade Date:	September 18, 2018

Settlement Date: (T+7)[2]:	September 27, 2018

	2028 Notes	2048 Notes
Security Type:	Senior Unsecured Notes	Senior Unsecured Notes

Maturity Date:	October 15, 2028	October 15, 2048

Principal Amount:	$400,000,000	$300,000,000

Benchmark Treasury:	2.875% due August 15, 2028	3.125% due May 15, 2048

Benchmark Treasury Price / Yield:	98-19+ / 3.038%	98-24+ / 3.190%

Spread to Benchmark Treasury:	+135 basis points	+170 basis points

Yield to Maturity:	4.388%	4.890%

Price to Public:	99.288% of the principal amount, plus accrued and unpaid interest, if any, from September 27, 2018	98.587% of the principal amount, plus accrued and unpaid interest, if any, from September 27, 2018

Coupon (Interest Rate):	4.300%	4.800%

Interest Payment Dates:	April 15 and October 15 of each year, commencing on April 15, 2019	April 15 and October 15 of each year, commencing on April 15, 2019

Optional Redemption Provisions:	Make-whole call at any time prior to July 15, 2028 based on the applicable Treasury Constant Maturity (as defined in the preliminary prospectus supplement) rate plus 0.25%; if, however, the Notes are redeemed on or after July 15, 2028 the redemption price will equal 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the amount being redeemed to, but not including, the redemption date	Make-whole call at any time prior to April 15, 2048 based on the applicable Treasury Constant Maturity (as defined in the preliminary prospectus supplement) rate plus 0.30%; if, however, the Notes are redeemed on or after April 15, 2048, the redemption price will equal 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the amount being redeemed to, but not including, the redemption date

CUSIP / ISIN:	637417 AL0 / US637417AL01	637417 AM8 / US637417AM83

1.	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
2.

T+7 Settlement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next four succeeding business days will be required, by virtue of the fact that the notes initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the next four succeeding business days should consult their advisors.

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Wells Fargo Securities, LLC

Morgan Stanley & Co. LLC

U.S. Bancorp Investments, Inc.

Jefferies LLC

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

Senior Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC TD Securities (USA) LLC Capital One Securities, Inc. Raymond James & Associates, Inc.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the notes in Taiwan through a public offering or in any offering that requires registration, filing or approval of the Financial Supervisory Commission of Taiwan except pursuant to the applicable laws and regulations of Taiwan and the competent authority’s rulings thereunder.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it by contacting Citigroup Global Markets Inc., toll-free at 1-800-831-9146 or by email at prospectus@citi.com, Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322 or by email at dg.prospectus_requests@baml.com, Wells Fargo Securities, LLC, toll-free at 1-800-645-3751 or by email at wfscustomerservice@wellsfargo.com, Morgan Stanley & Co. LLC, toll-free at 1-866-718-1649 or U.S. Bancorp Investments, Inc., toll-free at 1-877-558-2607.